The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated May 5, 2010
PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 382 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated May , 2010
Rule 424(b)(2)
$

GLOBAL MEDIUM-TERM NOTES, SERIES F
       Senior Notes
Autocallable Quarterly Review Notes due November 15, 2011
Based on the Performance of a Basket of Two Precious Metals

Unlike ordinary debt securities, the Autocallable Quarterly Review Notes due November 15, 2011 Based on the Performance of a Basket of Two Precious Metals, which we refer to as the notes, do not pay interest and do not guarantee the return of any principal at maturity.  If the basket level (as defined below) on any of the first five review dates is at or above the specified call level, the notes will be automatically called for a fixed cash payment per note, which we refer to as the call price, that will vary depending on the review date. The basket is equally weighted and consists of platinum and palladium.  If the notes are not called prior to maturity, you will receive at maturity for each note you hold an amount in cash that will vary depending on the basket level on the final review date, and which may be significantly less than the stated principal amount of the notes and could be zero.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
If, on any of the first five review dates, the basket level is at or above 100% of the initial basket level, which we refer to as the call level, the notes will be automatically called for the applicable call price, which will vary depending on the applicable review date.  The call prices will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date, but will not be less than the call prices stated below for each review date:

º	First review date, August 9, 2010: at least $1,033.75 (corresponding to at least 103.375% of the stated principal amount),
º	Second review date, November 8, 2010: at least $1,067.50 (corresponding to at least 106.750% of the stated principal amount),
º	Third review date, February 7, 2011: at least $1,101.25 (corresponding to at least 110.125% of the stated principal amount),
º	Fourth review date, May 9, 2011: at least $1,135.00 (corresponding to at least 113.500% of the stated principal amount), or
º	Fifth review date, August 8, 2011: at least $1,168.75 (corresponding to at least 116.875% of the stated principal amount).
•	At maturity, if the notes have not previously been called, you will receive for each note that you hold an amount of cash equal to:
º
if the basket level on November 7, 2011, which we refer to as the final basket level and the final review date, respectively, is at or above the call level: at least $1,202.50 (corresponding to at least 120.250% of the stated principal amount),

º
if the final basket level is lower than the call level but has not declined by more than 15% from the initial basket level, which we refer to as the buffer: the $1,000 stated principal amount of the notes, or

º	if the final basket level has declined by more than 15% from the initial basket level: $1,000 + [$1,000 x (basket return + 15%) x downside leverage factor].
There is no minimum payment on the notes, and you could lose your entire investment.
•	The downside leverage factor is 1.1765
•	The basket level on any review date is equal to: 100 x [1 + (platinum return x 50%) + (palladium return x 50%)]
•	The basket return is the percentage change from the initial basket level to the final basket level, calculated as follows:
(final basket level – initial basket level) / initial basket level
•	The initial basket level is set to equal 100 on the pricing date.
•	The platinum return on any review date is equal to: (platinum price – initial platinum price) / initial platinum price
•	The palladium return on any review date is equal to: (palladium price – initial palladium price) / initial palladium price
•	The platinum price and the palladium price on any day will be determined as set forth herein.
•	Investing in the notes is not equivalent to investing directly in platinum or palladium or in futures contracts or forward contracts on platinum or palladium.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617482LN2. The ISIN for the notes is US617482LN24.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
______________________
PRICE $1,000 PER NOTE
	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$	$	$

(1)
Certain fiduciary accounts will pay a purchase price of $987.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees. See “Description of Notes—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

(2)
J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents will receive from sales to accounts other than such fiduciary accounts. See “Description of Notes—Supplemental Information Concerning Plan of Distribution” in this pricing supplement for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agents or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Each agent and each dealer represents and agrees that it will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Autocallable Quarterly Review Notes due November 15, 2011 Based on the Performance of a Basket of Two Precious Metals, which we refer to as the notes, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the price performance of an equally weighted basket of platinum and palladium.  Investors in the notes must be willing to accept the risk of a complete loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the basket level on any of the review dates is at or above the call level.  The notes do not guarantee the return of any principal at maturity, and all payments on the notes are subject to the credit risk of Morgan Stanley.

Each note costs $1,000
We, Morgan Stanley, are offering Autocallable Quarterly Review Notes due November 15, 2011 Based on the Performance of a Basket of Two Precious Metals.  The stated principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agents’ commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
We have designed the notes to provide investors with equal exposure to platinum and palladium.  The following table sets forth the basket commodities and the Bloomberg ticker symbol, the initial commodity price and the weighting of each basket commodity:

Basket commodity	Bloomberg ticker symbol*	Initial commodity price	Weighting
Platinum	PLTMLNPM		50%
Palladium	PLDMLNPM		50%

*Bloomberg ticker symbols are provided for reference purposes only.  With respect to each basket commodity, the initial commodity price has been, and the commodity price on any trading day will be, determined based on the prices published by the relevant exchange.

The notes do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the notes do not pay interest and do not guarantee the repayment of any of the principal at maturity.  If the notes have not been called prior to maturity and the final basket level has declined by more than 15% from the initial basket level, which we refer to as the buffer, you will be exposed to that decline, and you will lose 1.1765% of your principal amount for every 1% decline in the final basket level from the buffer.  For example, if the final basket level declines by 50% from the initial basket level, you will lose 41.1775% of your principal.  As there is no minimum payment on the notes, you could lose your entire investment.

The initial basket level will be set at 100 on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

The final basket level will be the basket level on November 7, 2011, subject to postponement for non-trading days or certain market disruption events, which we refer to as the final review date.

The basket level on any review date will be equal to: 100 x [1 + (platinum return x 50%) + (palladium return x 50%)], where,

platinum return	=	platinum price – initial platinum price
initial platinum price
platinum price	=
the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day

initial platinum price	=	the platinum price on the pricing date
palladium return	=	palladium price – initial palladium price
initial palladium price
palladium price	=
the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day

initial palladium price	=	the palladium price on the pricing date

The notes will be automatically called if the basket level on any of the first five review dates is at or above the call level
If the basket level on any of the first five review dates is at or above 100% of the initial basket level, which we refer to as the call level, the notes will be automatically called for the call price on the third business day following the related review date, which we refer to as a call date.  The call price will be an amount of cash that will vary depending on the applicable review date (in each case, as determined on the pricing date) as follows:

•
if the basket level on August 9, 2010, the first review date, is at or above the call level, the notes will be called for at least $1,033.75 per note (corresponding to at least 103.375% of the stated principal amount), or

•
if the basket level on November 8, 2010, the second review date, is at or above the call level, the notes will be called for at least $1,067.50 per note (corresponding to at least 106.750% of the stated principal amount), or

•
if the basket level on February 7, 2011, the third review date, is at or above the call level, the notes will be called for at least $1,101.25 per note (corresponding to at least 110.125% of the stated principal amount), or

•
if the basket level on May 9, 2011, the fourth review date, is at or above the call level, the notes will be called for at least $1,135.00 per note (corresponding to at least 113.500% of the stated principal amount), or

•
if the basket level on August 8, 2011, the fifth review date, is at or above the call level, the notes will be called for at least $1,168.75 per note (corresponding to at least 116.875% of the stated principal amount).

Each review date is subject to postponement for non-trading days or certain market disruption events as described under “Description of Notes—Review Dates.”

If the notes are not automatically called prior to maturity, the payment at maturity will vary depending on the final basket level	At maturity, if the notes have not previously been called, you will receive for each $1,000 stated principal amount of notes that you hold an amount of cash that will vary depending on the final basket level, and will be equal to:

	•	if the final basket level is at or above the call level:

at least $1,202.50 (corresponding to at least 120.250% of the stated principal amount), as determined on the pricing date,

	•	if the final basket level is lower than the call level but has not declined by more than 15% from the initial basket level:

the $1,000 stated principal amount of the notes, or

	•	if the final basket level has declined by more than 15% from the initial basket level:

$1,000 + [$1,000 x (basket return + buffer) x downside leverage factor]

where,

basket return	=	final basket level - initial basket level
		initial basket level

final basket level	=	the basket level on the final review date

downside leverage factor	=	1.1765

If the final basket level declines by more than 15% from the initial basket level, which we refer to as the buffer, you will be exposed to that decline on a leveraged basis without any minimum payment on the notes, and you could lose your entire investment.

All payments on the notes upon an automatic early call or at maturity are subject to the credit risk of Morgan Stanley.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Notes upon Automatic Call or at Maturity,” which explain in more detail the possible payouts on the notes on each call date and at maturity assuming a variety of hypothetical basket levels for each review date, including the final review date.  The table does not show every situation that can occur.

You can review the historical prices of platinum and palladium in the section of this pricing supplement called “Description of Notes—Historical Information” starting on PS-22.  You cannot predict the future prices of platinum or palladium based on their historical prices.

Investing in the notes is not equivalent to investing directly in platinum or palladium or in futures contracts or forward contracts on platinum or palladium.

The appreciation potential of the notes is limited by the fixed returns specified for each call date and at maturity and by the automatic early call feature
The appreciation potential of the notes is limited to the fixed return specified for each review date and at maturity, regardless of any greater price performance of the basket, which could be significant.  In addition, the automatic early call feature may limit the term of your investment to as short as three months.  If the notes are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final review date is postponed so that the final review date falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final review date as postponed.  See “Description of Notes—Maturity Date.”

Commodity prices are affected by numerous factors specific to each commodity
Investments, such as the notes, linked to the prices of commodities such as platinum and palladium, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of platinum or palladium, and therefore the value of and the payment on the notes, in varying and potentially inconsistent ways. See “Risk Factors—Specific commodity prices are volatile and are affected by numerous factors specific to each commodity.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSCG will determine the initial basket level, the basket level on each review date, whether the basket level on any review date, including the final review date, is at or above the call level and therefore whether the notes will be called following such review date and whether a market disruption event has occurred, and will calculate the payment that you will receive upon any automatic early call or at maturity, if any.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Where you can find more information on the notes
The notes are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.”  You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the notes may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples illustrate the payout on the notes for a range of basket levels for each of the six review dates.

These examples are based on the following hypothetical terms:

•	initial basket level: 100

•	initial platinum price: $1,500

•	initial palladium price: $500

•	call level (100% of the initial basket level): 100

•	call price:

º	$1,033.75 if the notes are automatically called in August 2010

º	$1,067.50 if the notes are automatically called in November 2010

º	$1,101.25 if the notes are automatically called in February 2011

º	$1,135.00 if the notes are automatically called in May 2011

º	$1,168.75 if the notes are automatically called in August 2011

•	payment at maturity if the final basket level is at or above the call level: $1,202.50

•	stated principal amount (per note): $1,000

In Examples 1 through 5, the basket level on one of the first five review dates is above the call level.  However, each example results in a different payment amount because the basket level is above the call level on different review dates.  Because the basket level on one of the first five review dates is above the call level, the notes are automatically called following the relevant review date.  In each of Examples 6, 7 and 8, the basket level on each of the first five review dates is lower than the call level, and, consequently, the notes are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1				Example 2				Example 3
	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout
#1	$1,600	$500	103.33	$1,033.75	$1,500	$450	95	—	$1,500	$450	95	—
#2	—	—	—	—	$1,400	$600	106.67	$1,067.50	$1,350	$400	85	—
#3	—	—	—	—	—	—	—	—	$1,400	$650	111.67	$1,101.25
#4	—	—	—	—	—	—	—	—	—	—	—	—
#5	—	—	—	—	—	—	—	—	—	—	—	—
Final review date	—	—	—	—	—	—	—	—	—	—	—	—
Total Payout:	$1,033.75 in August 2010				$1,067.50 in November 2010				$1,101.25 in February 2011

Review Date	Example 4				Example 5
	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout
#1	$1,500	$450	95	—	$1,500	$450	95	—
#2	$1,350	$400	85	—	$1,350	$400	85	—
#3	$1,000	$600	93.33	—	$1,000	$600	93.33	—
#4	$1,700	$600	116.67	$1,135.00	$1,350	$525	97.50	—
#5	—	—	—	—	$1,400	$550	101.67	$1,168.75
Final review date	—	—	—	—	—	—	—	—
Total Payout:	$1,135.00 in May, 2011				$1,168.75 in August, 2011
Review Date	Example 6				Example 7				Example 8
	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout	Hypothetical Platinum Price	Hypothetical Palladium Price	Hypothetical Basket Level	Payout
#1	$1,500	$450	95	—	$1,350	$400	85	—	$1,350	$400	85	—
#2	$1,350	$400	85	—	$1,350	$525	97.50	—	$1,350	$525	97.50	—
#3	$1,000	$600	93.33	—	$1,000	$650	98.33	—	$1,000	$650	98.33	—
#4	$900	$400	70	—	$900	$400	70	—	$900	$400	70	—
#5	$1,000	$650	98.33	—	$1,500	$450	95	—	$1,500	$450	95	—
Final review date	$1,950	$650	130	$1,202.50	$1,350	$450	90	$1,000	$750.00	$250.00	50	$588.23
Total Payout:	$1,202.50 at maturity				$1,000 at maturity				$588.23 at maturity

•
In Example 6, the final basket level is 130, which is higher than the call level and which represents a 30% increase from the initial basket level.  The payment at maturity equals $1,202.50 per note, representing a 20.250% return on your investment.  The return on your investment would be less than the 30% return you would receive on a comparable investment linked to the simple return on the basket.

•
In Example 7, the final basket level is 90, which is lower than the call level and which represents a 10% decline from the initial basket level.  Because the final basket level has not declined by more than 15% from the initial basket level, the payment at maturity equals the stated principal amount of $1,000 per note.

•
In Example 8, the final basket level is 50, which represents a 50% decline from the initial basket level.  Because the final basket level has declined by more than 15% from the initial basket level, investors are exposed to that decline beyond 15% from the initial basket level on a leveraged basis and will receive a payment at maturity that represents a 41.1775% loss of their principal, calculated as follows:

$1,000 +[$1,000 x (basket return + 15%) x downside leverage factor] = $1,000 + [$1,000 x (–50% + 15%) x 1.1765] = $588.23

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  Investing in the notes is not equivalent to directly investing in platinum or palladium or in futures contracts or forward contracts on platinum or palladium.  This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay interest or guarantee the return of any principal at maturity
The terms of the notes differ from those of ordinary debt securities in that we do not pay you interest on the notes and do not guarantee to pay you any of the principal at maturity.  Instead, if the notes have not been automatically called prior to maturity, you will receive at maturity for each $1,000 stated principal amount of notes that you hold an amount in cash based on the basket level on the final review date, which we refer to as the final basket level.  If the final basket level has declined by more than 15% from the initial basket level, which we refer to as the buffer, you will be exposed to that decline beyond the buffer on a leveraged basis, and you will lose 1.1765% of your principal amount for every 1% decline in the final basket level from the initial basket level below the buffer.  For example, if the final basket level declines by 50% from the initial basket level, you will lose 41.1775% of your principal.  As there is no minimum payment on the notes, you could lose your entire investment.

The appreciation potential of the notes is limited by the fixed returns specified for each call date and at maturity and by the automatic early call feature
The appreciation potential of the notes is limited to the fixed return specified for each review date and at maturity, regardless of any greater price performance of the basket, which could be significant.  In addition, the automatic early call feature may limit the term of your investment to as short as three months.  If the notes are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

Market price of the notes may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the notes in the secondary market.  We expect that generally the platinum and palladium prices on any day will affect the value of the notes more than any other single factor.  However, because the payout on the notes is not directly correlated to the platinum or palladium prices, the notes will trade differently from the basket commodities.  Factors that may influence the value of the notes include:

•
the prices of the basket commodities and futures contracts on the basket commodities, including in relation to the call level and the buffer, and the volatility (frequency and magnitude of changes in value) of such prices;

•	trends of supply and demand for platinum and palladium generally;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect platinum or palladium or commodities markets generally and which may affect the platinum or palladium prices;

•	the time remaining until the next review date and the maturity of the notes; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial loss if on that date the basket level is below the call level.

You cannot predict the future prices of the basket commodities based on their historical prices.  If the notes are not called prior to maturity and the final basket level declines by more than the buffer, you will be exposed on a 1.1765 to 1 basis to such decline in the final basket below the buffer and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the notes will be called prior to maturity or that the final basket level will be at or above the call level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

Specific commodity prices are volatile and are affected by numerous factors specific to each commodity
Investments, such as the notes, linked to the prices of commodities such as platinum and palladium, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of platinum or palladium, and therefore the value of and the payment on the notes, in varying and potentially inconsistent ways.

Platinum

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.  The price of platinum may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Notes—Historical Information.”

Palladium

The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the notes. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries. The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Description of Notes—Historical Information.”

Changes in the price of one of the basket commodities may offset the other
Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodity may not increase as much, or may decline.  Therefore, in calculating the basket level on any review date, increases in the price of one basket commodity may be moderated, or wholly offset, by a lesser increase or a decline in the price of the other basket commodity.

You can review a table of the historical prices and related graphs for each of the basket commodities for each calendar quarter in the period from January 1, 2005 through April 30, 2010 and a graph of the historical performance of the basket for the same period (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of either of the basket commodities or of the basket as a whole, or whether an increase in the price of one basket commodity will be offset by a decrease in the price of the other basket commodity, based on historical performance.  In addition, there can be no assurance that the basket level will be greater than the call level on any review date or that the final basket level will be greater than the initial basket level so that you will receive at maturity an amount that is greater than the stated principal amount of the notes.  If the final basket level has declined by more than 15% from the initial basket level, you will receive at maturity an amount that is less, and possibly significantly less, than the amount of your original investment in the notes due to the downside leverage factor.

The notes will not be listed and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the initial basket level and, as a result, the call level at or above which the basket level must be on any of the review dates in order for the notes to be automatically called prior to maturity or, if the notes are not called prior to maturity, in order for you to receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the platinum and palladium prices on the review dates and, accordingly, whether the notes are automatically called prior to maturity and, if the notes are not called prior to maturity, the amount of cash, if any, you receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MSCG will determine the initial basket level, the basket level on each review date, whether the basket level on any review date is at or above the call level and therefore whether the notes will be called following such review date and whether a market disruption event has occurred, and, if the notes are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you on the notes.  See the section of this pricing supplement called “Description of Notes—Market Disruption Event.”

Investing in the notes is not equivalent to investing in futures contracts or forward contracts on platinum or palladium
Investing in the notes is not equivalent to investing in platinum or palladium or in futures contracts or forward contracts on platinum or palladium.  By purchasing the notes, you do not purchase any entitlement to platinum or palladium, or futures contracts or forward contracts on platinum or palladium.  Further, by purchasing the notes, you are taking credit risk of Morgan Stanley and not of any counter-party to futures contracts or forward contracts on platinum or palladium.

There are risks relating to trading of commodities on the London Platinum and Palladium Market. Platinum and palladium are traded on the London Platinum and Palladium Market, which we refer to as the LPPM

The prices of platinum and palladium will be determined by reference to the fixing prices reported by the LPPM. The LPPM is a self-regulatory association of bullion market participants. Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum and palladium may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Although the U.S. federal income tax consequences of an investment in the notes are uncertain, each note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the notes supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.    If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the timing and character of income on the notes might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the notes every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the notes as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the notes.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the notes would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $1,000 Stated Principal Amount of our Autocallable Quarterly Review Notes due November 15, 2011 Based on the Performance of a Basket of Two Precious Metals.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	Expected to be on or about May 7, 2010

Original Issue Date (Settlement Date)	Expected to be on or about May 14, 2010 (5 Business Days after the Pricing Date).

Maturity Date	November 15, 2011, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled final Review Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such final Review Date as postponed.  See “––Review Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Note

Original Issue Price	$1,000 per Note

CUSIP Number	617482LN2

ISIN	US617482LN24

Denominations	$1,000 and integral multiples thereof

Basket	The following table sets forth the Basket Commodities, and the Bloomberg ticker symbol, the Initial Commodity Price and the Weighting of each Basket Commodity within the Basket.

Basket Commodity	Bloomberg ticker symbol*	Initial Commodity Price	Weighting
Platinum	PLTMLNPM	$ (the “Initial Platinum Price”)	50%
Palladium	PLDMLNPM	$ (the “Initial Palladium Price”)	50%

*Bloomberg ticker symbols are provided for reference purposes only.  With respect to each Basket Commodity, the Initial Commodity Price has been, and the Commodity Price on any Trading Day will be, determined based on the prices published by the Relevant Exchange.

Automatic Early Call
If, on any of the first five Review Dates, the Basket Level is at or above the Call Level, we will call the Notes, in whole and not in part, for the applicable Call Price on the third Business Day following such Review Date (as may be postponed under “––Review Dates” below) (the “Call Date”).

In the event that the Notes are subject to Automatic Early Call, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Review Date (as may be postponed under “––Review Dates” below), give notice of the Automatic Early Call of the Notes and the applicable Call Price, including specifying the payment date of the applicable amount due upon the Automatic Early Call (the Call Date), to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depositary Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on or prior to the applicable Call Date.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Call Level	100% of the Initial Basket Level

Call Price	The Call Price will equal:

•	at least $1,033.75 (corresponding to at least 103.375% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in August 2010,

•	at least $1,067.50 (corresponding to at least 106.750% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in November 2010,

•	at least $1,101.25 (corresponding to at least 110.125% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in February 2011

•	at least $1,135.00 (corresponding to at least 113.500% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in May 2011, or

•	at least $1,168.75 (corresponding to at least 116.875% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in August 2011.

Payment at Maturity	If the Notes have not been automatically called prior to maturity, you will receive for each $1,000 Stated Principal Amount of Notes that you hold a Payment at Maturity equal to:

•
if the Final Basket Level on the Final Review Date is at or above the Call Level, at least $1,202.50 (corresponding to at least 120.250% of the Stated Principal Amount), as determined on the Pricing Date,

•	if the Final Basket Level is lower than the Call Level but has not declined by more than the Buffer from the Initial Basket Level, the $1,000 Stated Principal Amount, or

•	if the Final Basket Level has declined by more than the Buffer from the Initial Basket Level:

$1,000 + [$1,000 x (Basket Return + Buffer) x Downside Leverage Factor]

If the Final Basket Level declines by more than the Buffer, you will be exposed to its decline below the Buffer on a leveraged basis without any minimum payment on the notes, and you could lose your entire investment.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Note on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Buffer	15%

Basket Return	A fraction, the numerator of which is the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, as described by the following formula:

Basket Level	On any day, the Basket Level will be determined by the Calculation Agent by reference to the following formula:

Basket Level = Initial Basket Level x [1 + (Platinum Return x 50%) + (Palladium Return x 50%)]

Initial Basket Level	100

Final Basket Level	The Basket Level on the final Review Date, as determined by the Calculation Agent.

Initial Commodity Price
With respect to each Basket Commodity, the Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event with respect to any Basket Commodity occurs on the Pricing Date, the Initial Commodity Price solely in respect of such affected Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such affected Basket Commodity, provided further that the Initial Commodity Price for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect to such affected Basket Commodity or if there is a Market Disruption Event with respect to such affected Basket Commodity on such date, the Calculation Agent will determine the Initial Commodity Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price for such Basket Commodity shall be the arithmetic mean of such quotations. Quotations of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price for any Basket Commodity as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in this pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Commodity Price	The Commodity Price for each Basket Commodity on any Trading Day, including each Review Date, will equal:

(i) in the case of Platinum, the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day (the “Platinum Price”); and

 (ii) in the case of Palladium, the afternoon platinum fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day (the “Palladium Price”).

Reuters, Bloomberg and various other third party sources may report prices of the Basket Commodities.  If any such reported price differs from that as published by the Relevant Exchange for any Basket Commodity, the price as published by such Relevant Exchange will prevail.

Platinum Return
On any Trading Day, the Platinum Return will equal a fraction, the numerator of which is the Platinum Price on such day minus the Initial Platinum Price and the denominator of which is the Initial Platinum Price, as described by the following formula:

Palladium Return
On any Trading Day, the Palladium Return will equal a fraction, the numerator of which is the Palladium Price on such day minus the Initial Palladium Price and the denominator of which is the Initial Palladium Price, as described by the following formula:

Downside Leverage Factor	1.1765

Review Dates
August 9, 2010 (first Review Date), November 8, 2010 (second Review Date), February 7, 2011 (third Review Date), May 9, 2011 (fourth Review Date), August 8, 2011 (fifth Review Date), and November 7, 2011 (final Review Date).

If any Review Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event occurs on such scheduled Review Date with respect to any Basket Commodity, the Review Date solely for such affected Basket Commodity will be postponed and the Commodity Price for such affected Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity.  The Basket Level on such Review Date will be determined on the last Review Date as so postponed; provided that the Commodity Price as of the Review Date for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the applicable scheduled Review Date.  If such date is not a Trading Day with respect to such affected Basket Commodity or if there is a Market Disruption Event with respect to such affected Basket Commodity on such date, the Calculation Agent will determine the Commodity Price as of such Review Date for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of such Review Date for such Basket Commodity will be the arithmetic mean of such quotations. Quotations of Morgan Stanley & Co. Incorporated or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Market Disruption Event
Market Disruption Event means with respect to each Basket Commodity separately, any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price for such Basket Commodity.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, such Basket Commodity.

Trading Disruption
With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of such Basket Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
The LPPM or, if the LPPM is no longer the principal exchange or trading market for Platinum or Palladium, as applicable, such exchange or principal trading market for Platinum or Palladium, as applicable, that serves as the source of prices for Platinum or Palladium, as applicable, and any principal exchanges where options or futures contracts on Platinum or Palladium, as applicable, are traded.

Trading Day
Trading Day means with respect to each of the Basket Commodities separately, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated
Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agents	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (also called “Placement Agents”)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Level, the Basket Level on each Review Date, whether the Basket Level on any Review Date is at or above the Call Level and therefore whether the Notes will be called following such Review Date, or whether a Market Disruption Event has occurred and the payment upon any Automatic Early Call or at maturity.  See “––Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation in Case of
an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated as if the date of such acceleration were the final Review Date; provided, that if the Basket Level calculated in this manner is at or above the Call Level, the amount declared due and payable per Note shall be calculated as the amount payable in respect of the next succeeding Review Date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Commodities is weighted as described in “—The Basket” above).  The graph covers the period from January 1, 2005 through April 30, 2010 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the Notes.  You cannot predict the future prices of any of the Basket Commodities or of the Basket as a whole, or whether the strengthening of any Basket Commodity will be offset by the weakening of the other Basket Commodity, based on their historical prices.

Historical Basket Performance January 1, 2005 through April 30, 2010

Historical Information
The following tables set forth the published high and low daily fixing prices of each Basket Commodity, as well as the end-of-quarter prices of each Basket Commodity, for each calendar quarter in the period from January 1, 2005 to April 30, 2010.  The Commodity Prices on April 30, 2010 were, (i) in the case of Platinum, $1,738.00 and (ii) in the case of Palladium, $552.00.  The graphs following the table for each Basket Commodity set forth the daily fixing prices of each respective Basket Commodity for the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The Commodity Prices of the Basket Commodities for each Review Date will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets. The historical performance of the Basket Commodities set out in the tables and graphs below should not be taken as an indication of their future performance, and no assurance can be given as to the Basket Level on any of the Review Dates. If the Notes are not automatically called prior to maturity, you will lose some or all of your initial investment at maturity if the Final Basket Level has declined by more than the Buffer from the Initial Basket Level. We cannot give you any assurance that the Notes will be called prior to maturity or that, if the Notes are not called, the Final Basket Level will be at or above the Call Level so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Notes. The Commodity Prices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

Platinum High and Low Daily Fixing Price and End-of-Quarter Prices January 1, 2005 through April 30, 2010 (stated in U.S. dollars per troy ounce)

	High	Low	Period End
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,531.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	898.00
2009
First Quarter	1,152.00	918.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter	1,494.00	1,269.00	1,461.00
2010
First Quarter	1,645.00	1,475.00	1,645.00
Second Quarter (through April 30, 2010)	1,752.00	1,660.00	1,738.00

Platinum – Daily Afternoon Fixing Prices January 1, 2005 through April 30, 2010

Palladium High and Low Daily Fixing Price and End-of-Quarter Prices January 1, 2005 through April 30, 2010 (stated in U.S. dollars per troy ounce)

	High	Low	Period End
2005
First Quarter	208.00	178.00	198.50
Second Quarter	203.00	182.50	183.00
Third Quarter	201.00	172.00	194.00
Fourth Quarter	295.00	192.00	258.00
2006
First Quarter	345.00	261.00	332.00
Second Quarter	404.00	282.00	312.00
Third Quarter	349.00	304.00	315.00
Fourth Quarter	333.50	295.00	323.50
2007
First Quarter	355.25	329.00	351.75
Second Quarter	382.00	350.50	365.00
Third Quarter	370.50	320.00	343.75
Fourth Quarter	379.00	343.50	364.00
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	395.00	479.00
Second Quarter (through April 30, 2010)	571.00	491.00	552.00

Palladium – Daily Afternoon Fixing Prices January 1, 2005 through April 30, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The Original Issue Price of the Notes includes the Agents’ commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that will be included in the Original Issue Price. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in futures contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Basket Level, and, as a result, the Call Level at or above which the Basket Level must be for any of the Review Dates in order for the Notes to be automatically called prior to maturity or, if the Notes are not called prior to maturity, in order for the Payment at Maturity to exceed the Stated Principal Amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling futures contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates. We cannot give any assurance that our hedging activities will not affect the Commodity Prices and, therefore, adversely affect the value of the Notes, whether the Notes are called early, or the payment you will receive at maturity.

Supplemental Information Concerning Plan of
Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agents, acting as principals for their own accounts, have agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agents have agreed to act as placement agents for the Notes and will receive a fee from us that will not exceed $12.50 per Note.  The Agents propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  After the initial offering of the Notes, the Agents may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on May 14, 2010, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agents may sell more Notes than they are obligated to purchase in connection with the offering, creating a naked short position in the Notes for their own account.  The Agents must close out any naked short position by purchasing the Notes in the open market after the offering.  A naked short position in the Notes is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agents may bid for, and purchase, the Notes or futures contracts or other instruments on the Basket Commodities in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agents are not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

The Agents have each represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agents’ or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

Each Agent and each dealer represents and agrees that it will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Notes.

Because we may be considered a party in interest with respect to many plans, these Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Notes.  This discussion applies only to initial investors in the Notes who:

• purchase the Notes at their “issue price” and

• will hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• dealers and certain traders in securities, commodities or foreign currencies;
• investors holding the Notes as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Notes described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Notes

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange or automatic call as described below.

Tax Basis. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.

Sale, Exchange, Automatic Call or Settlement of the Notes at Maturity.  Upon a sale, exchange or automatic call of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, automatic call or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, automatically called or settled.  Subject to the discussion below about the possible application of Section 1258 of the Code, any gain or loss recognized upon sale, exchange, automatic call or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Application of Section 1258 of the Code

It is possible that an investment in the Notes could be treated as a “conversion transaction” under Section 1258 of the Code.  A conversion transaction is a transaction marketed or sold as producing capital gains and from which substantially all of the taxpayer’s expected return is attributable to the time value of the taxpayer’s net investment.  If an investment in the Notes were treated as a conversion transaction, the gain from the sale, exchange, automatic call or settlement of the Notes would be treated as ordinary income to the extent of the “applicable imputed income amount.”  The “applicable imputed income amount” is an amount equal to the amount of interest that would have accrued on the taxpayer’s net investment in the conversion transaction (i.e., the amount paid by the U.S. Holder to acquire the Notes) for the period ending on the date of sale, exchange, automatic call or settlement at maturity at a rate equal to 120 percent of the applicable federal rate. U.S. Holders should consult their tax advisers regarding the possible application of Section 1258 of the Code to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Notes, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Notes would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected commodity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Notes, other alternative federal income tax treatments of the Notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Notes.  It is possible, for example, that a Note could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Notes would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale, exchange or other disposition of the Notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Treatment upon Sale, Exchange, Automatic Call or Settlement of a Note

Assuming the treatment of the Notes as set forth above is respected, a Non-U.S. Holder of the Notes will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Note were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Note would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether instruments such as the Notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Notes.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange, Automatic Call or Settlement of a Note” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.